EXHIBIT 5.1

PEARLMAN SCHNEIDER LLP
Attorneys-at-Law

2200 Corporate Boulevard, N.W., Suite 210
Boca Raton, Florida 33431-7307

Telephone
James M. Schneider, Esq.	(561) 362-9595
Charles B. Pearlman, Esq.	Facsimile
Brian A. Pearlman, Esq.	(561) 362-9612

September 13, 2012

AnythingIT, Inc.
17-09 Zink Place, Unit 1
Fair Lawn, NJ  07410

RE:	Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (the "Registration Statement") of AnythingIT, Inc., a Delaware corporation (the "Company")

Ladies and Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission in connection with the registration for public resale of an aggregate of 9,148,769 shares (the "Registerable Shares") of the Company's common stock, $0.01 par value per share ("Common Stock"), consisting 2,133,733 shares of Common Stock which are presently outstanding or issuable upon the exercise of the placement agent warrants, 2,266,668 shares of Common Stock issuable as payment of interest and upon the conversion of the Company’s 12% convertible promissory notes and 4,748,368 shares of Common Stock issuable upon the possible exercise of warrants with exercise prices ranging from $0.45 to $0.75 per share, all as described in the Registration Statement.

In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Certificate of Incorporation, as amended, and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company authorizing the issuance of the Registerable Shares; (c) the Registration Statement and the exhibits thereto; (d) the agreements, instruments and documents pursuant to which the Registerable Shares were or are to be issued; and (e) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based upon and subject to the foregoing, we are of the opinion that the Registerable Shares presently issued are validly issued, fully paid and non-assessable, and the balance of Registerable Shares, when issued in accordance with their terms and, upon receipt by the Company of the agreed upon consideration therefor, will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Delaware. In rendering this opinion, we have assumed compliance with all other laws, including federal laws and state securities laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

Sincerely,

/s/ PEARLMAN SCHNEIDER LLP
Pearlman Schneider LLP